Exhibit (A)(9)

www.darden.com
Red Lobster® Olive Garden( Bahama Breeze® Smokey Bones® Seasons 52	®

NEWS/INFORMATION
Darden Restaurants, Inc	RARE Hospitality International, Inc
Corporate Relations	8215 Roswell Road
P.O. Box 593330	Atlanta, GA 30350
Orlando, FL 32859

Darden Contacts:
(Analysts) Matthew Stroud	(407) 245-6458
(Media) Bob McAdam	(407) 245-5366

RARE Contacts:
(Analysts) W. Douglas Benn	(770) 399-9595

FOR RELEASE

October 1, 2007

9:00 AM ET

DARDEN RESTAURANTS ANNOUNCES SUCCESSFUL COMPLETION OF CASH

TENDER OFFER FOR RARE HOSPITALITY INTERNATIONAL, INC.

ORLANDO, FL and ATLANTA, GA – Darden Restaurants, Inc. (NYSE: DRI) announced today the successful completion of its tender offer to acquire all outstanding shares of common stock of RARE Hospitality International, Inc. (Nasdaq: RARE), at a price of $38.15 per share, in cash.

The initial offering period for the tender offer expired at 12:00 midnight, New York City time, at the end of Friday, September 28, 2007, at which time a total of 26,991,599 shares of RARE common stock (excluding shares tendered under guaranteed delivery procedures) had been validly tendered and not withdrawn, representing 85.646% of the outstanding RARE common stock. Including the 4,743,236 shares tendered under guaranteed delivery procedures, more than 90% of the outstanding shares of RARE common stock were tendered in the tender offer. All shares that were validly tendered and not withdrawn have been accepted for purchase in accordance with the terms of the offer.

Merger

Darden intends to promptly acquire all of the remaining RARE shares by means of a short-form merger under Georgia law at the same price per share paid in the tender offer. Upon completion of the merger, RARE will become a wholly owned subsidiary of Darden and will no longer be traded on the NASDAQ.

Darden Restaurants, Inc., headquartered in Orlando, FL, owns and operates over 1,400 Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones and Seasons 52 restaurants with annual sales of $5.6 billion.

RARE Hospitality International, Inc., headquartered in Atlanta, GA, currently owns, operates and franchises 323 restaurants, including 292 LongHorn Steakhouse restaurants and 29 The Capital Grille restaurants.

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements could address future economic performance, restaurant openings, various financial parameters, or similar matters. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden Restaurants, Inc.’s and RARE Hospitality International, Inc.’s Form 10- K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include successful completion of the proposed acquisition on a timely basis, the ability to integrate the business of RARE and achieve synergies following completion of the proposed acquisition, the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, supply interruptions, labor and insurance costs, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives through the opening of new restaurants or the development or acquisition of new dining concepts, weather conditions, risks associated with Darden’s plans to expand Darden’s newer concepts Bahama Breeze and Seasons 52, the closure and disposition of certain Smokey Bones restaurants and the anticipated sale of the remaining Smokey Bones restaurants, risks associated with incurring substantial additional debt and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

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